Exhibit 99.1

Contact:

Jeff Misakian

Global Vice President, Investor Relations

(562) 552-9417

jmisakian@go2uti.com

UTI WORLDWIDE NAMES RICHARD G. RODICK

EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

LONG BEACH, Calif., September 10, 2012 – UTi Worldwide Inc. (NASDAQ: UTIW) today announced the appointment of Richard G. Rodick as Executive Vice President — Finance and Chief Financial Officer. He will report to Eric W. Kirchner, Chief Executive Officer. Mr. Rodick is expected to assume his new position on or about October 1, 2012.

Mr. Rodick brings a broad-based finance background to UTi, including roles within the logistics industry. Since 2007, Mr. Rodick has served as Senior Vice President, Finance, of Broadridge Financial Solutions, a provider of technology-based outsourcing solutions to the financial services industry. Here Mr. Rodick created the treasury and risk management divisions for this newly-formed company that was spun off from ADP, Inc. In addition, Mr. Rodick was responsible for investor relations.

Previously, Mr. Rodick served in three separate operating CFO roles in three different business units for ADP, Inc., where he was responsible for financial reporting, financial planning, information systems, product costing, acquisition valuation and SOX compliance.

Prior to joining ADP, Mr. Rodick worked for 15 years at Ryder System, Inc. in multiple roles of increasing responsibility that included corporate controller, operations finance and internal audit. He gained broad international experience and led restructuring initiatives, system implementations and upgrades, and acquisitions and divestitures for key business units within Ryder.

Mr. Rodick will succeed Lawrence R. Samuels. Mr. Samuels will continue to hold the CFO position until the commencement of Mr. Rodick’s employment with the company. Thereafter, Mr. Samuels is expected to assist Mr. Rodick during a transition period.

Mr. Kirchner said, “I want to thank Lawrence for his contributions as UTi’s CFO. He has been a dedicated member of the company’s senior leadership team and his efforts have helped position the company for a solid future.”

“We are excited that Rick is joining the UTi leadership team. His broad background in all facets of global finance will be a significant asset to our growing organization. I look forward to working closely with Rick as we continue to implement the company’s transformation initiatives and strive for greater successes in the years ahead,” Mr. Kirchner said. “Rick has valuable business experience in logistics and finance, and we believe his skills and perspective will help us continue driving value creation for our stockholders.”

Mr. Rodick said, “I am delighted to be joining UTi with its outstanding global reputation, strong client base, and talented people. I look forward to being a strategic partner with Eric, the Board of Directors and the entire UTi organization as the company successfully executes its long-term strategy.”

Mr. Rodick is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants. He holds a Bachelor of Science and a Master of Business Administration in Finance from Florida State University.

About UTi Worldwide

UTi Worldwide Inc. is an international, non-asset-based supply chain services and solutions company providing air and ocean freight forwarding, contract logistics, customs brokerage, distribution, inbound logistics, truckload brokerage and other supply chain management services. The company serves a large and diverse base of global and local companies, including clients operating in industries with unique supply chain requirements such as the pharmaceutical, retail, apparel, chemical, automotive and technology industries. The company seeks to use its global network, proprietary information technology systems, relationships with transportation providers, and expertise in outsourced logistics services to deliver competitive advantage to each of its clients’ supply chains.

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